EXHIBIT 16

[Letterhead of BKD, LLP]

July 23, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements included under Item 4.01 in the Form 8-K dated July 23, 2008, of Grand River Commerce, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements as they relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

/s/ BKD, LLP

St. Louis, Missouri